Exhibit 99.1

For Immediate Release

Contact:	Patrick A. Reynolds
Director of Investor Relations
(706) 649-4973

Synovus Reports 19.5% Increase in Net Income for 2006

Columbus, Ga., January 17, 2007 —  Synovus’ fourth quarter net income grew 27.9% over the fourth quarter 2005 to $175.5 million, which represented earnings per share growth of 22.9% to $.54 per share, Synovus’ Chief Executive Officer Richard E. Anthony announced today. For the full year, net income grew 19.5% and earnings per share increased 16.0% over 2005.

“We are very proud of our performance in 2006 at both the Synovus Financial Services segment and TSYS,” said Anthony. “Solid credit quality, strong loan and deposit growth, and good momentum in TSYS’ performance drove the results for 2006.”

Return on assets was 2.22% and return on equity was 19.03% for the fourth quarter 2006, compared to 2.00% and 18.74%, respectively, in the same period last year. For the full year, return on assets was 2.07% and return on equity was 18.31% compared to 1.96% and 18.45%, respectively, in 2005. Shareholders’ equity at December 31, 2006 was $3.70 billion, which represented a very strong 11.63% of quarter-end assets. Total assets ended the quarter at $31.9 billion, an increase of 15.4% from the same period last year.

Financial Services’ net income for the fourth quarter was up 8.2 % over the fourth quarter last year and up 15.6% for the full year over 2005. Net interest income grew 11.6% over the fourth quarter last year as total loans grew 15.2%. The net interest margin was 4.20%, compared to 4.32% in the fourth quarter last year and 4.30% last quarter. The fourth quarter net interest margin is lower than last quarter due to an increase in funding costs, which was driven by a continued depositor shift to higher cost certificates of deposit and money market accounts. Total core deposit growth (excludes brokered time deposits) was 15.0% over last year. Fundamental core deposit growth (excluding acquisitions) was 11.1% over 2005. Fundamental loan growth was 11.4% year over year.

Asset quality for 2006 continued the excellent trend that began in 2004. For the full year, the net charge-off ratio was 0.26% compared to 0.29% in 2005. In the fourth quarter, the net charge-off ratio was 0.39% compared to 0.20% last quarter and 0.28% in the fourth quarter of last year. The net charge-off ratio increase in the quarter is due primarily to charge-offs on two commercial and industrial credits. The ratio of nonperforming assets to loans and other real estate was 0.50%, compared to 0.52% last quarter and 0.46% in the fourth quarter last year. The allowance for loan losses was 1.28% of loans, which provides coverage of 325% of nonperforming loans. The allowance for loan losses decrease is due to the charge-off of loans with specific reserves and improvement in the average risk grades of the loan portfolio.

Post Office Box 120 / Columbus, GA 31902

www.synovus.com

Synovus Reports 19.5% Increase in Net Income for 2006/p. 2

Financial Services’ non-interest income was up 14.8% over the fourth quarter last year with increases in fiduciary and asset management fees – which include trust, financial planning and asset management fees – of 10.2%, bankcard fees of 2.8%, and brokerage and investment banking revenue of 1.6%. Additionally, during the fourth quarter of 2006, Financial Services recorded a $3.8 million after-tax valuation gain from an investment by Total Technology Ventures, our venture capital subsidiary. Financial Services’ non-interest expense increased by 19.7% compared to the fourth quarter of 2005. Excluding the impact of stock-based compensation and acquisitions, non-interest expense increased by 14.0%. This growth is primarily driven by increases in personnel and other expenses to support the expansion of our branch network as well as higher levels of production and performance-based incentive compensation. Additionally, the fourth quarter results reflect higher levels of professional and third-party processing services fees, which are expected to decline in future periods. The efficiency ratio for the Financial Services segment was 52.4% for the quarter.

TSYS reported net income of $87.1 million for the fourth quarter 2006 compared to $49.7 million last year, a 75.2% increase. Diluted earnings per share for the quarter increased to $0.44 up from $0.25 last year, a 75.8% increase. The fourth quarter results include the impact of the Bank of America contract termination fee of $68.9 million, which was partially offset by the acceleration of the amortization of related contract acquisition costs of $6.0 million. During the quarter, TSYS grew its healthcare business to more than 11 million accounts on file, entered into an agreement with the No. 1 card issuer in the Netherlands, Rabobank, to process its consumer-credit portfolio, and acquired majority control of a call center business to deliver a comprehensive range of managed services to financial institutions across Europe, the Middle East, and Africa. Excluding the Bank of America termination fee and associated amortization of contract acquisition costs in 2006 (of $41 million, net of tax), TSYS’ net income is expected to increase between 14-17% in 2007 compared to 2006 earnings. On a generally accepted accounting principles (GAAP) basis, TSYS’ 2007 net income is expected to decline between 5 – 3% as compared to 2006.

Anthony concluded, “Synovus exceeded its expectations for 2006 with excellent growth momentum in both the Financial Services segment and TSYS. As we look into 2007, an important initiative is the acceleration of our commercial and industrial loan growth. Our focus for this initiative, which we began implementing in the second half of 2006, is to broaden existing relationships with the cross sales and penetration of specialty products such as corporate cash management, asset–based loans, and capital markets products. Our retail banking initiative, which we implemented in 2005, has exceeded our expectations in 2006 by expanding core retail deposit growth, home equity loan growth, and fee income from retail product sales this year. With our very dedicated and highly motivated team members and our strong balance sheet, we believe we are in position to achieve above-peer earnings performance throughout the year and beyond. In 2007, we expect stable to modestly lower short-term interest rates, the credit environment will remain favorable, and TSYS will perform within its range of guidance. We expect the Financial Services segment net income growth to be approximately 10% in 2007. Based on these assumptions, we expect 2007 earnings per share to be in a range of $1.96 to $1.98. Excluding the aforementioned Bank of America termination fee and associated amortization of contract acquisition costs in 2006 (of $33 million, net of tax and after minority interest), Synovus’ earnings per share is expected to increase between 9 – 10% in 2007 compared to 2006 earnings per share.”

Presentation of net income and diluted earnings per share excluding the Bank of America termination fee, net of acceleration of amortization of related contract acquisition costs are non-GAAP financial measures. The following table reconciles the range of changes from 2006 to 2007, comparing non-GAAP financial measures to GAAP financial measures.

Post Office Box 120 / Columbus, GA 31902

www.synovus.com

Synovus Reports 19.5% Increase in Net Income for 2006/p. 3

(dollars in thousands, except per share data)	2007 Earnings Guidance	2006 Actual	% Increase (Decrease)

TSYS net income before minority interest	$238 to $243	$249	(5%) to (3%)
Less: Termination fee net of acceleration of amortization of related contract acquisition costs, minority interest, and income taxes		($41)
TSYS net income, excluding impact of termination fee, net of acceleration of amortization of contract acquisition costs	$238 to $243	$208	14% to 17%

(dollars in thousands, except per share data)	2007 Earnings Guidance	2006 Actual	% Increase (Decrease)

Financial Services net income	$456	$415	10%
TSYS net income, net of minority interest	$193 to $197	$202	(5%) to (3%)
Synovus consolidated net income	$649 to $653	$617	5% to 6%
Less: Termination fee net of acceleration of amortization of related contract acquisition costs, minority interest, and income taxes		($33)
Synovus consolidated net income, excluding impact of termination fee, net of acceleration of amortization of contract acquisition costs	$649 to $653	$584	11% to 12%

Synovus earnings per share - diluted	$1.96 to $1.98	$1.90	3% to 4%
Less: Termination fee, net of acceleration of amortization of related contract acquisition costs, minority interest, and income taxes		($0.10)
Synovus earnings per share - diluted, excluding impact of termination fee, net of acceleration of amortization of contract acquisition costs, minority interest, and income taxes	$1.96 to $1.98	$1.80	9% to 10%

Synovus believes that the above non-GAAP financial measures provide meaningful information to assist investors in understanding Synovus’ financial estimates for changes in net income and diluted earnings per share from 2006 to 2007 as a result of TSYS’ deconversion of the Bank of America consumer card portfolio as the non-GAAP financial measures exclude amounts that Synovus does not consider part of ongoing operating results. The non-GAAP percentage changes should not be considered by themselves or as a substitute for the GAAP percentage changes year over year. The non-GAAP measures should be considered as an additional view of the way Synovus’ financial measures are affected by the one-time Bank of America contract termination fee, net of acceleration of amortization of related contract acquisition costs; and should be used in conjunction with all publicly filed financial statements and reports.

Post Office Box 120 / Columbus, GA 31902

www.synovus.com

Synovus Reports 19.5% Increase in Net Income for 2006/p. 4

Synovus will host an earnings highlights conference call at 4:30 pm EST, on January 17, 2007. Shareholders and other interested persons may listen to this conference call via simultaneous Internet broadcast at www.synovus.com by clicking on the “Live Webcast” icon. You may download RealPlayer or Windows Media Player (free download available) prior to accessing the actual call or the replay. The replay will be archived for 12 months and will be available 30-45 minutes after the call.

Synovus (NYSE: “SNV”) is a diversified financial services holding company with over $31 billion in assets based in Columbus, Georgia. Synovus provides integrated financial services including banking, financial management, insurance, mortgage and leasing services through 39 banks and other Synovus offices in Georgia, Alabama, South Carolina, Florida and Tennessee; and electronic payment processing through an 81-percent stake in TSYS (NYSE: “TSS”), one of the world’s largest companies for outsourced payment services. Synovus has been named one of “The 100 Best Companies To Work For” in America by FORTUNE magazine, and has been recognized in its Hall of Fame for consecutive appearances on the list since its inception in 1998. See Synovus on the Web at www.synovus.com.

This press release contains statements that constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding TSYS’ expected growth in net income for 2007, Synovus’ expected growth in earnings per share for 2007, Synovus’ belief that it is in a position to achieve above-peer earnings performance, and the assumptions underlying such statements, including, with respect to Synovus’ expected increase in earnings per share for 2007, stable to modestly lower short-term interest rates; a favorable credit environment; a decline in TSYS’ net income of 5 – 3%; and net income growth for the Financial Services segment of approximately 10%. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by the forward- looking statements in this press release. Many of these factors are beyond Synovus’ ability to control or predict. These factors include, but are not limited to, competitive pressures arising from aggressive competition from other financial service providers; factors that affect the delinquency rate on Synovus’ loans and the rate at which Synovus’ loans are charged off; changes in the cost and availability of funding due to changes in the deposit market and credit market, or the way in which Synovus is perceived in such markets; inflation, interest rate, market and monetary fluctuations; TSYS’ net income decline is greater than anticipated; the Financial Services segment’s net income growth is lower than anticipated; the strength of the United States economy in general and the strength of the local economies in which Synovus conducts operations may be different than expected; the timely development of competitive new products and services and the acceptance of such by customers; Synovus’ inability to control expenses; a deterioration in credit quality or a reduced demand for credit; the costs and effects of litigation, regulatory investigations, or similar matters, or adverse facts and developments related thereto, including the FDIC’s investigation of the policies, practices and procedures used by Columbus Bank and Trust Company (a subsidiary of Synovus) in connection with the credit card programs offered pursuant to its Affinity Agreement with CompuCredit Corporation; the impact of the application of and/or changes in accounting principles; the effects of changes in government policy, laws and regulations, or the interpretation or application thereof, including restrictions and/or limitations arising from banking laws, regulations and examinations; changes in consumer spending, borrowing and saving habits; technological changes; and the impact on Synovus’ business, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts. Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in Synovus’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise.

###

Post Office Box 120 / Columbus, GA 31902

www.synovus.com